Exhibit 99.1         Press Release dated June 23, 2006 announcing the appointment of Mr. Larry Tarleton as director.

Exhibit No. 99.1

TIDELANDS BANCSHARES, INC.
875 Lowcountry Boulevard – Mt. Pleasant, SC 29464
843-388-8433 — Fax: 843-388-8081

Contact:	Alan W. Jackson
Executive Vice President/Chief Financial Officer
843-388-8433

                                                                                                                    FOR IMMEDIATE RELEASE
                                                                                                                    June 23, 2006

        Larry W. Tarleton is appointed to Board of Directors of
Tidelands Bancshares, Inc.

CHARLESTON, SC — — Tidelands Bancshares, Inc. (Bulletin Board/TDBK.OB) announced today that the Corporation’s Board of Directors appointed Larry W. Tarleton to the Board of Directors effective as of June 19, 2006. He was appointed to serve as a Class II director and his term shall extend until the company’s 2007 annual meeting of shareholders.

Tarleton has 16 years of professional experience with The Post and Courier in Charleston, first as editor from 1988 to 1998, and currently as publisher. Before coming to Charleston, he worked as an editor and reporter at newspapers in Charlotte, Miami and Dallas.

Tarleton is very active in community affairs and currently serves as chairman of the Trident United Way, Vice President of Finance for the Coastal Carolina chapter of the Boy Scouts of America, and he serves on the board of the Charleston Metro Chamber of Commerce.

He is a past president of the Country Club of Charleston and is a member of the Carolina Yacht Club and the Harbour Club. Tarleton is a Charleston resident and graduate of the University of North Carolina in Chapel Hill.

Tarleton will serve on the Loan Committee of Tidelands Bank. “We are extremely pleased to announce the addition of Larry to our Board and look forward to his insight, professional expertise and leadership,” said Board Chairman Barry A. Kalinsky.

Tidelands Bancshares, Inc. is a holding company for Tidelands Bank, which operates three offices in coastal South Carolina. Please visit our website at http:/www.tidelandsbank.com.